SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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MTB GROUP OF FUNDS

MTB International Equity Fund

100 EAST PRATT STREET, 15TH FLOOR

BALTIMORE, MARYLAND 21202

April 2, 2009

Dear Shareholder,

This letter is being provided to shareholders of MTB International Equity Fund (the “Fund”), a portfolio of MTB Group of Funds (the “Trust”), to notify shareholders of portfolio management changes for the Fund.

The Trust and MTB Investment Advisors, Inc. (“MTBIA”) received an exemptive order from the Securities and Exchange Commission that permits MTBIA, as the Fund’s investment advisor, to hire new sub-advisors or make changes to the existing sub-advisory agreements with the approval of the Trust’s Board of Trustees, but without obtaining approval of the shareholders of the affected Fund. As a condition of this exemptive order, MTBIA and the Trust are required to furnish shareholders with information about the new sub-advisors and sub-advisory agreements.

The enclosed “Information Statement” provides information relating to the changes in portfolio management for the Fund. The changes described in the “Information Statement” do not require shareholder approval. You have previously been provided with supplements to the Fund’s prospectus reflecting the change in sub-advisor.

Please take a few minutes to review the attached materials and thank you for your investment in MTB Group of Funds.

Sincerely,

/s/ Timothy L. Brenner
Timothy L. Brenner
President
MTB Group of Funds

INFORMATION STATEMENT

MTB GROUP OF FUNDS

MTB International Equity Fund

100 EAST PRATT STREET, 15TH FLOOR

BALTIMORE, MARYLAND 21202

This Information Statement is being provided to shareholders of MTB International Equity Fund (the “Fund”), a portfolio of MTB Group of Funds (the “Trust”), to provide information regarding the sub-advisory agreement recently entered into with Barings International Investment Limited (“Barings”). WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Details of Sub-Advisory Relationships

On September 18, 2008, the Board of Trustees of the Trust (“Board”) unanimously approved the recommendation of the Trust’s investment manager, MTB Investment Advisors, Inc. (“MTBIA”), 100 East Pratt Street, 15th floor, Baltimore, Maryland 21202, to hire Barings as a sub-advisor for the core style component of the Fund, replacing SSgA Funds Management, Inc. (“SSgA”). MTBIA and its predecessors or affiliates have been the investment advisor to the Fund since its inception. MTBIA continues to serve as such under an Investment Advisory Contract (the “Advisory Contract”) that was initially approved by the Board on April 11, 2000 and its renewal was last approved by the Board on September 18, 2008. Under the Advisory Contract, MTBIA has the overall responsibility, subject to the oversight of the Board, for providing investment advisory services to the Trust. Also under the Advisory Contract, MTBIA is permitted to hire sub-advisors to assist it in investing the Trust’s assets. MTBIA monitors and evaluates the performance of any sub-advisors and makes recommendations to the Board regarding their hiring, termination and replacement. The Advisory Contract was approved by the Fund’s initial shareholder on November 8, 2000.

SSgA previously served as sub-advisor to the core style component of the Fund pursuant to a contract approved by the Board on October 24, 2005, which was last renewed on September 18, 2008. This contract was terminated on February 13, 2009 and based on recommendation by MTBIA, the Board hired a new sub-advisor. The contract did not require shareholder approval pursuant to the Trust’s Exemptive Order, defined below.

Specifically, effective on February 13, 2009, Barings, MTBIA and the Trust entered into a new sub-advisory agreement (“New Agreement”). Barings began serving as sub-advisor to the Fund on that date. The sub-advisory fees for Barings are being paid by MTBIA out of the investment advisory fee it receives from the Fund.

The New Agreement does not require shareholder approval because the Trust has received permission from the Securities and Exchange Commission (the “SEC”) to enter into new sub-advisory agreements without the delay and expense of a shareholder vote (“Exemptive Order”). This special permission was made subject to several conditions. One of the conditions, which has been satisfied, is that the shareholders of the Fund must approve a policy to permit the Trust’s Board and investment advisor to appoint and replace sub-advisors for the Fund and to enter into and amend their sub-advisory contracts without seeking shareholder approval. Another condition requires shareholders to be notified of the details of any new sub-advisory agreements entered into by the Trust by sending the shareholders an Information Statement within 90 days of the hiring of the new sub-advisor. Therefore, you are receiving this Information Statement.

Reasons and Process for Appointing New Sub-Advisors

Board Considerations

At an in-person Board meeting held on September 18, 2008, the Board, including the Trustees who are not considered “interested persons” under the Investment Company Act of 1940, as amended (“Independent Trustees”), discussed and unanimously approved the New Agreement among the Trust, MTBIA, and Barings, on behalf of the Fund. The Trustees had been provided with detailed materials relating to Barings in advance of the meeting. The Independent Trustees met in executive session with their independent legal counsel during the meeting to discuss information relating to the change and the possible effect on the Fund. During the course of its review of the new agreement, the Board considered and relied upon many factors. The material factors and conclusions that formed the basis for the approval are discussed below.

The Nature, Extent and Quality of the Services Provided by Barings, as Sub-Advisor. The Board considered the investment personnel of Barings who would be managing the portion of the Fund allocated to Barings. The Board also considered Barings’ significant global research resources and the positive performance of its equity investment philosophy. In addition, Barings considered that Barings’ investment methodology complemented the methodologies employed by the other two sub-advisors for the Fund.

The Board then considered whether to approve the New Agreement with Barings. The Board considered the addition of Barings as a sub-advisor to a portion of the Fund and that Barings’ investment style could improve Fund performance. The Board recognized that this change in sub-advisor would not result in a change in the fees paid by the Fund because MTBIA proposed to pay Barings’ sub-advisory fees out of the advisory fee that MTBIA receives from the Fund. As a result, there would be no change in the advisory fees paid by the Fund.

Based on this information, the Board, concluding that the nature, extent and quality of the sub-advisory services to be provided by Barings were appropriate for the Fund in light of its investment objective, unanimously agreed to approve the New Agreement.

The Investment Performance of the Fund. As previously discussed above, the Board evaluated the Fund’s investment performance and considered Barings’ performance for relevant periods. The Trustees concluded that the historical investment performance record of the Barings investment professionals, in combination with various other factors, supported a decision to approve the New Agreement.

Fee Levels. The Board considered the Fund’s overall fee level and noted that the overall expenses of the Fund would remain the same under the New Agreement, as Barings’ fees are paid out of the advisory fee that MTBIA receives from the Fund. The Board concluded that the sub-advisory fees to be paid to Barings were fair and reasonable.

Economies of Scale. The Fund’s current advisory and sub-advisory fee schedules do not include breakpoints. The Board has generally considered whether economies of scale would likely be realized as the Fund grows and whether a reduction in the advisory fees paid by the Fund by means of breakpoints would be appropriate. That consideration took place in the context of its renewal of the Fund’s advisory agreement with MTBIA, which also occurred at the September 18, 2008 Board meeting. The Board has generally concluded that contractual breakpoints are not warranted at this time.

Profitability; Fall-Out Benefits. The Board has generally considered the factor of profitability to MTBIA from its advisory relationship with the Fund. In addition, the Board has considered whether any “fall-out” or ancillary benefits would accrue to MTBIA as a result of its relationship with the Fund. Since the sub-advisory relationship with Barings is new, the Board will assess profitability and fall-out benefits as appropriate when it is required to renew the New Agreement.

Terms of the New Agreement. The Board reviewed the terms of the New Agreement and noted that the terms are similar in all material respects to the terms of the sub-advisory agreements that the Trust currently has in place with its other unaffiliated sub-advisors. The Board concluded that the terms were fair and reasonable.

Conclusion. The Board, including all of the Independent Trustees, having considered these factors among other things, concluded that each factor supported a determination to approve the New Agreement. No single factor alone was determinative in the decision of the Board, rather, the totality of the factors taken together informed the Board’s decision. The Board of Trustees concluded that the approval of the New Agreement was in the best interests of the Fund and its shareholders and unanimously approved the New Agreement.

Description of New Agreement and Comparison to the Prior Agreement

MTBIA manages the Fund by allocating a portion of the Fund’s assets to Barings. MTBIA adjusts allocations based upon the size of each portion and the relative attractiveness of growth versus value equity securities. MTBIA also allocates a portion of the Fund’s assets to value and growth styles. This allocation is based upon the size of each portion and the relative attractiveness of each style. LSV Asset Management (LSV) manages the value style component of the Fund and Hansberger Global Investors, Inc. manages the growth style component of the Fund and their services will not be affected by the actions described in this Information Statement. There are no officers or Trustees of the Fund who also serve as officer, employee, director, general partner or shareholder of Barings.

Barings serves as sub-advisor under the New Agreement among MTBIA, the Trust and Barings. Under the New Agreement, Barings makes investment decisions for the assets of the Fund component allocated to it by MTBIA, and continuously reviews, supervises and administers the Fund component’s investment programs with respect to these assets. Barings is independent of MTBIA and discharges its responsibilities subject to the supervision of MTBIA and the Trustees, and in a manner consistent with the Fund’s investment objectives, policies and limitations.

The New Agreement is substantially similar to those in existence among the Trust, MTBIA and the Trust’s other sub-advisors. Specifically, the duties to be performed, standard of care and termination provisions of the New Agreement are similar to the agreements in place with the Fund’s other sub-advisors. The New Agreement will remain in effect for 2 years (unless earlier terminated), and will have to be approved annually thereafter by a majority of the Trustees, including a majority of the Trustees who are not parties to the New Agreement or “interested persons,” as that term is defined in the Investment Company Act of 1940, as amended, of any party to the New Agreement. There were no material differences between the New Agreement and the Prior Agreement.

Compensation

Pursuant to the terms of the New Agreement, Barings receives a sub-advisory fee from MTBIA at the annual rate of 0.45% of the average daily net assets of the core style portion of the Fund. The new sub-advisory arrangements will not affect the advisory fees or total expenses payable by the Fund. All sub-advisory fees will be paid by MTBIA out of its investment advisory fee it receives from the Fund. Barings may voluntarily waive all or a portion of its sub-advisory fee in its sole discretion.

For its services under the Advisory Contract, MTBIA receives an annual advisory fee from the Fund equal to 1.00% of the Fund’s average daily net assets. For the fiscal year ended April 30, 2008, the Fund paid MTBIA $2,709,635 for investment advisory services.

SSgA, the Fund’s previous sub-advisor, was paid by MTBIA at a rate of 0.40% on the first $50 million of average daily net assets; 0.32% on the next $90 million of average daily net assets; and 0.30% of average daily net assets over $140 million. For the fiscal year ending April 30, 2008, MTBIA paid SSgA $492,136.42 for sub-advisory services.

Additional Information on Barings

Barings sub-advises the core style portion of the Fund. Barings is an indirect wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company (“Mass Mutual”), and is located at 155 Bishopsgate, London, EC2M 3XY, United Kingdom. Mass Mutual is the parent company of Barings, and is located at 1500 Main Street, Springfield, Massachusetts 01115. Barings is a direct subsidiary of Baring Asset Management Limited, (together with its subsidiaries and Baring Asset Management, Inc., the “Barings Group”), and is located at 1500 Main Street, Springfield, Massachusetts 01115. As of January 31, 2009, the Barings Group managed approximately $30.4 billion in assets. Barings makes decisions with respect to and places orders for all purchases and sales of its portfolio securities, and maintains the records relating to such purchases and sales.

Following is a list of the directors and principal executive officers of Barings and their principal occupation. Unless otherwise noted, the address of each person listed is 155 Bishopsgate, London, EC2M 3XY, United Kingdom

Name	Principal Occupation
David John Brennan	Chairman, Chief Executive Director
George Henry Harvey	Director
William Paul Savage	Director
Marino Vensise	Director
Christopher Gerald Biggins	Director
Sandra Ngozi Okoro	Director
Baring Investment Services Limited	Company Secretary

Barings currently serves as sub-advisor (but not investment advisor) to several other mutual funds with similar objectives to the Fund. The following chart contains a description of these funds and the compensation paid to Barings for its sub-advisory services:

Name of Fund	Approximate Total Fund Assets as of December 31, 2008	Sub-Advisory Fee (annually, as % of average daily net assets)	Waiver of Sub-Advisory Fee
Aston/Barings International Fund	$5,996,497.12

50% of the positive difference of:

advisory fee payable to the investment adviser less the sum of expense waivers/reimbursements and payments to third party intermediaries that provide distribution, shareholder services or similar services on behalf of the fund.

			None

Additional Information on the Fund

The annual report for the Fund, which includes audited financial statements for its fiscal year ended April 30, 2008, was mailed to shareholders on or about June 29, 2008 and the semi-annual report for the period ended October 31, 2008 was mailed to shareholders on or about December 31, 2008. The Fund will promptly provide, without charge and upon request, a copy of the Fund’s annual report and/or semi-annual report. Requests for annual reports or semi-annual reports for the Fund may be made by writing to the Fund’s principal executive offices located at 100 East Pratt Street, 15th floor, Baltimore, Maryland 21202 or by calling the Fund toll-free at 1-800-836-2211.

The Fund’s distributor is ALPS Distributors, Inc., 1290 Broadway, Suite 1100, Denver, Colorado 80203.

The co-administrators for the Fund are MTB Investment Advisors, Inc., 100 East Pratt Street, Baltimore, Maryland 21202; and The Bank of New York Mellon, 101 Barclay Street, New York, New York 10286.

March 23, 2009

IMPORTANT NOTICE ABOUT FUND DOCUMENT DELIVERY

In an effort to reduce costs and avoid duplicate mailings, the Fund intends to deliver a single copy of certain documents to each household in which more than one shareholder of the Fund resides (so-called “householding”), as permitted by applicable rules. The Fund’s “householding” program covers its Prospectus and Statement of Additional Information, and supplements to each, as well as Semi-Annual and Annual Shareholder Reports and any Proxies or information statements. Shareholders must give their written consent to participate in the “householding” program. The Fund is also permitted to treat a shareholder as having given consent (“implied consent”) if (i) shareholders with the same last name, or believed to be members of the same family, reside at the same street address or receive mail at the same post office box, (ii) the Fund gives notice of their intent to “household” at least sixty (60) days before they begin “householding” and (iii) none of the shareholders in the household have notified the Fund or their agent of the desire to “opt out” of “householding.” Shareholders who have granted written consent, or have been deemed to have granted implied consent, can revoke that consent and opt out of “householding” at any time: shareholders who purchased shares through an intermediary should contact their representative; other shareholders may contact the Fund by telephone, at 1-800-836-2211, or by writing to 100 East Pratt Street, 15th floor, Baltimore, Maryland 21202.

***

Cusip:	553765T791
553765T783
553765T775
243762 (04/09)

EXHIBIT A

Security Ownership of Certain Beneficial Owners and Management

As of the close of business on December 31, 2008, MTB International Equity Fund had issued and outstanding 25,755,349 shares. As of the close of business on December 31, 2008, the officers and Trustees of the Fund as a group beneficially owned less than one percent of the outstanding shares of the Fund. The following table sets forth information regarding the beneficial ownership of shares of the Fund as of January 31, 2009 by (i) all shareholders known to the Fund to be beneficial owners of more than 5% of their outstanding shares; (ii) each Trustee and executive officer; and (iii) all officers and Trustees of the Fund as a group.

Title of Class	Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership(2)	Percent of Class
MTB International Equity Fund (Class A Shares)	Subramonian Shankar Norcross, GA	77,684	7.77%

MTB International Equity Fund (Institutional I Shares)	SEI Private Trust Co. Oaks, PA	17,577,932	70.86%

	PFPC, Inc. King of Prussia, PA	2,801,154	11.29%

	MTB Managed Allocation Moderate Growth Fund State College, PA	1,396,039	5.63%

*	As of December 31, 2008, the Trustees and officers of the Trust owned in the aggregate less than 1% of the shares of the Fund.